As filed with the Securities and Exchange Commission on June 24, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BUNKER HILL MINING CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	32-0196442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1009 McKinley Ave

Kellogg, Idaho 83837

Tel: (604)-417-7952

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Luke O’Dowd, Esq.

c/o Lyons O’Dowd, PLLC

703 East Lakeside Avenue

Coeur d’Alene, ID 83814

Tel: (208) 714-0487

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the Registration Statement filed with the Securities and Exchange Commission (the “SEC”), of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated June 24, 2026

PRELIMINARY PROSPECTUS

BUNKER HILL MINING CORP.

$300,000,000 Shares of Common Stock Warrants Subscription Receipts Units

Bunker Hill Mining Corp. (the “Company”) may offer and sell, from time to time, up to $300,000,000 aggregate initial offering price of shares of common stock, par value $0.000001, in the capital of the Company (which we refer to herein as “Common Stock”), warrants to purchase shares of Common Stock (which we refer to herein as “Warrants”), subscription receipts for Common Stock, Warrants or any combination thereof (which we refer to herein as “Subscription Receipts”) or any combination thereof (which we refer to herein as “Units”) in one or more transactions under this base prospectus (which we refer to herein as the “prospectus”). This prospectus also covers (i) Common Stock that may be issued upon exercise of Warrants or conversion of Subscription Receipts and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder, including, in each case, an indeterminate number of Common Stock that may be issued pursuant to anti-dilution or adjustment provisions in Warrants or Subscription Receipts issuable hereunder.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide you with a prospectus supplement (which we refer to herein as the “prospectus supplement”) that describes specific information about the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus. This prospectus may not be used to offer or sell securities without the prospectus supplement which includes a description of the method and terms of that offering.

We may sell the securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our Common Stock is listed for trading on the Toronto Stock Exchange under the symbol “BNKR” and quoted for trading on the OTCQB under the symbol “BHLL”. On June 23, 2026, the last reported sale price of our Common Stock on the Toronto Stock Exchange was C$5.19 per share and the closing price of our Common Stock as quoted on the OTCQB was $3.67 per share. There is currently no market through which the securities, other than the Common Stock, may be sold and purchasers may not be able to resell the securities purchased under this prospectus. This may affect the pricing of the securities, other than the Common Stock, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. See “Risk Factors”.

Investing in our securities involves risks. See “Risk Factors” beginning on page 18.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED _____, 2026

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $300,000,000. This prospectus provides you with a general description of the securities that we may offer. The specific terms of the securities in respect of which this prospectus is being delivered will be set forth in a prospectus supplement and may include, where applicable: (i) in the case of Common Stock, the number of shares of Common Stock offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Stock purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iv) in the case of Subscription Receipts, the designation, number and terms of the Common Stock, or Warrants receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; and (v) in the case of Units, the designation, number and terms of the Common Stock, Warrants or Subscription Receipts comprising the Units. A prospectus supplement may include specific variable terms pertaining to the securities that are not within the alternatives and parameters set forth in this prospectus.

In connection with any offering of the securities (unless otherwise specified in a prospectus supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this prospectus and any prospectus supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information”.

Owning securities may subject you to tax consequences in the United States. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “$” are to United States dollars.

Unless otherwise indicated, any reference to “Bunker Hill”, or as “we”, “us”, “our” or “the Company” refers to Bunker Hill Mining Corp. and its consolidated subsidiaries.

CURRENCY

References to CAD or C$ refer to Canadian currency and USD or $ refer to United States currency.

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SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning the offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and the financial statements incorporated herein by reference. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”

Our Business

Bunker Hill Mining Corp. was incorporated under the laws of Nevada in 2007 under its former name Lincoln Mining Corp. We have one wholly owned subsidiary, Silver Valley Metals Corp. Our business address is 1009 McKinley Ave, Kellogg, ID 83837, USA. The telephone number for our office is +1 604 417 7952. We maintain a corporate website at https://bunkerhillmining.com.

Overview

Our focus is the development and restart of our 100% owned flagship asset, the Bunker Hill Mine (the “Bunker Hill Mine” or the “Mine”) in Idaho, USA. The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, historically producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed.

We were incorporated for the purpose of mineral exploration at the Bunker Hill Mine. We have moved into the development stage concurrent with (i) purchasing the mine and a process plant, (ii) completing successive technical and economic studies, including a Prefeasibility Study, (iii) delineating mineral reserves, and (iv) advancing the construction of the facilities. Subject to securing additional financing discussed in Item 7, “Subsequent Events” operations are planned to commence in mid-2026.

2026 Developments

LIFE OFFERING

Subscriber Forms and Warrant Indenture

On March 5, 2026, we closed a LIFE offering (the “LIFE Offering”) of 4,563,857 of our units (the “LIFE Units”) (which includes the full exercise of the agents’ over-allotment option) by way of (i) a “best efforts” private placement (the “March 2026 Brokered Offering”) in each of the provinces and territories of Canada (other than Quebec), the United States and jurisdictions outside of Canada and the United States pursuant to an agency agreement among us, Haywood Securities Inc. (“Haywood”), as lead agent and bookrunner, and a syndicate of agents and (ii) a non-brokered private placement (the “Non-Brokered Offering”) to purchasers in Canada (excluding Quebec), the United States and jurisdictions outside of Canada and the United States.

We issued the LIFE Units at a price per LIFE Unit of C$6.30 (the “March 2026 Offer Price”) for gross proceeds of approximately C$33,752,300 (which includes the full exercise of the agents’ over-allotment option and the proceeds received pursuant to the March 2026 Warrant Exercise (as defined below)). Each LIFE Unit is comprised of one share of our Common Stock (a “March 2026 Unit Share”) and one-half of one Common Stock purchase warrant (a “March 2026 Warrant”). Each whole March 2026 Warrant entitles the holder to purchase one share of our Common Stock (a “March 2026 Warrant Share”) at a price of C$10.50 per March 2026 Warrant Share at any time on or before March 5, 2029.

On March 5, 2026, we entered into a series of substantially similar subscriber forms (collectively, the “March 2026 Subscriber Forms”) pursuant to which such investors acquired LIFE Units at the March 2026 Offer Price. In connection with the LIFE Offering, Ocean Partners Holdings Limited (“OP”) agreed to exercise a minimum of 840,336, common share purchase warrants previously issued to and held by OP, at an exercise price of C$5.95 (the “March 2026 Warrant Exercise”).

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In connection with the issuance of the March 2026 Warrants, on March 5, 2026, we entered into a warrant indenture (the “March 2026 Warrant Indenture”) with Computershare Trust Company of Canada, as warrant agent, to govern the issuance and management of the March 2026 Warrants.

Agency Agreement

On March 5, 2026, we and Haywood, on its own behalf and on behalf of Roth Canada, Inc., BMO Capital Markets, and Canaccord Genuity Corp. (collectively, the “March 2026 Agents”), entered into an agency agreement (the “March 2026 Agency Agreement”), pursuant to which the March 2026 Agents conducted the LIFE Offering.

Pursuant to the March 2026 Agency Agreement, we paid to the March 2026 Agents aggregate cash fees of approximately C$1,627,110 and issued to the March 2026 Agents an aggregate of 257,816 non-transferable compensation options (the “March 2026 Compensation Options”), representing (i) 6.0% of the gross proceeds from the March 2026 Brokered Offering, other than the gross proceeds raised from certain sales pursuant to a president’s list (the “March 2026 President’s List Sales”); and (ii) 3.0% of the gross proceeds raised from the March 2026 President’s List Sales (in each case, less any amount of cash fees and March 2026 Compensation Options issued to ZED Financial Partners (“ZED”)). Each March 2026 Compensation Option is exercisable to acquire one share of our Common Stock (a “March 2026 Compensation Option Share”) at the March 2026 Offer Price at any time on or before March 5, 2028. No commission was paid on the March 2026 Non-Brokered Offering.

The March 2026 Agency Agreement contains customary representations, warranties and covenants of the parties. Pursuant to the March 2026 Agency Agreement, we have agreed to certain restrictions on offering our securities until July 3, 2026, and to prepare and file with the U.S. Securities and Exchange Commission by March 12, 2026, a registration statement covering the resale of all March 2026 Unit Shares, March 2026 Warrant Shares, and March 2026 Compensation Option Shares. In addition, we have agreed to indemnify the March 2026 Agents against certain liabilities, including in respect of claims arising out of the March 2026 Agency Agreement, or to contribute to payments the March 2026 Agents may be required to make due to any such liabilities.

We paid ZED a cash fee of C$47,820 of the gross proceeds of the March 2026 Brokered Offering from subscribers introduced to us by ZED (the “March 2026 Introduced Subscribers”), and issued to certain principals of ZED an aggregate of 455 March 2026 Compensation Options, representing 3.0% of the LIFE Units sold in the March 2026 Brokered Offering to the March 2026 Introduced Subscribers.

The representations, warranties and covenants contained in the March 2026 Subscriber Forms, the March 2026 Warrant Indenture, and the March 2026 Agency Agreement were made solely for purposes of such agreements and indenture and as of a specific date, were solely for the benefit of the parties to such agreements and indenture and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of us.

Reverse Stock Split

Effective as of March 6, 2026, we filed a Certificate of Change (the “Certificate of Change”) to our Second Amended and Restated Articles of Incorporation (the “Articles”) adopted by our board of directors and filed with the Secretary of State of the State of Nevada on March 6, 2026, to effect a reverse stock split of our Common Stock, par value US$0.000001 per share, and preferred stock, par value US$0.000001 per share (“Preferred Stock”) (collectively, the “Capital Stock”), at a ratio of one-for-thirty-five (the “Reverse Stock Split”). The Reverse Stock Split became effective at 12:01 a.m. Pacific Time on March 6, 2026. We obtained written consents of stockholders of the Company holding a majority of the voting shares of the Company to approve the Certificate of Change and the Reverse Stock Split contemplated thereby.

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The resulting authorized Capital Stock after giving effect to the Reverse Stock Split is 100,285,715 authorized shares, with 100,000,000 shares designated as Common Stock and 285,715 shares designated as Preferred Stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares that resulted from the Reverse Stock Split were rounded up to the nearest whole share. The new CUSIP number for the Common Stock is 120613823.

CFO Transition

On March 9, 2026, Gerbrand van Heerden resigned as the Chief Financial Officer and Corporate Secretary of the Company, effective as of March 10, 2026. On March 9, 2026, the Company appointed Bradley Barnett as the interim Chief Financial Officer and Corporate Secretary of the Company, effective as of March 10, 2026.

2025 Developments

During 2025, we completed a major restructuring of our balance sheet, including the conversion of certain outstanding debt into equity, and the modification of certain existing royalty and stream financing arrangements with Sprott Streaming and Royalty Corp. (together with its affiliates, “Sprott Streaming”) and also the issuance of 19,527,594 common shares in two private placements for net proceeds of $61,803,983 (the “2025 Private Placements”). The 2025 Private Placements proceeds included the net proceeds from the settlement of certain amounts owing to creditors, insiders and contractors through the issuance of common shares. Teck Resources Limited (together with its affiliates, “Teck”) participated in the 2025 Private Placements and, as a result, became a related party alongside Sprott Streaming, holding more than 10% of our Common Stock. Concurrent with the balance sheet restructuring in 2025, we focused on the execution of our mine restart plan, prioritizing safety, environmental stewardship, infrastructure readiness, technical de-risking, and organizational development. Key milestones met during 2025 included:

Safety Leadership, Environmental Management and Community Engagement

●	Closed 2025 with zero Lost Time Injuries (LTIs), marking the third consecutive year without an LTI.
●	Continued 100% compliance with all environmental permits, a critical standard in all jurisdictions and particularly imperative within a U.S. Superfund site.
●	Secured necessary permits from state and federal regulators for operations to restart.
●	Welcomed local stakeholders and investors to the site through community days and on-site tours, reinforcing transparency, engagement, and confidence in the Company’s development strategy.

Geology, Engineering, and Mine Planning - Optimizing the restart plan, increasing the silver content

●	Collaborated with VRIFY AI-Assisted Mineral Discovery Platform to target higher-grade silver mineralization. The collaboration leverages AI-driven integration of extensive historical and modern datasets to refine geological models, identify structural and grade controls, and prioritize drill targets with potential to add higher-grade silver ounces near existing infrastructure.
●	Updated Mine plan to prioritize improved operating margins by targeting higher silver extraction rates.
●	Completed metallurgical test work focused on ensuring marketable concentrate grades while maximizing payable recoveries of silver, lead, and zinc. Overall recoveries estimate confirmed at 89% for silver, 87% for lead, and 92% for zinc.
●	Accelerated Bunker Hill Mine’s Operational Readiness program with multiple critical workstreams advancing in parallel to support a disciplined transition into operations. The program is focused on strengthening organizational capability, finalizing operating and maintenance systems, and embedding safety and reliability ahead of start-up, with the objective of reducing execution risk and positioning the operation for a stable and efficient ramp-up.

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Underground Mine – Preparation for Mining

●	Continued underground rehabilitation and access development, ensuring connectivity between Russell Portal, mining areas and historic workings.
●	Completed significant advancements in ventilation, ground support, communications, and water management systems have been achieved, including ramp access to the Russell Portal at the 8-3 level, ensuring access to the first three years of ore.
●	Continued ongoing refurbishment and readiness work at the surface infrastructure at Wardner in preparation for commissioning activities.
●	Accelerated of ramp development to 9-Level to access additional silver exploration opportunities
●	Executed a lease-to-own contract with Caterpillar to upgrade the underground mining equipment fleet.

Surface Facilities – Final construction and start of commissioning

●	Advanced the processing plant construction and commissioning to 88% completion at year end 2025, with phased commissioning starting in January 2026: on track to support an expected mine restart in H1|26.
●	Advanced Tailings Filter Press construction and commissioning to 56% complete at year end 2025, and on track to support a planned mine restart in H1|26. Superstructure in place, ready to have Metso install the Filter Press in the first quarter of 2026.

Debt Facility

On January 17, 2025, we drew $5,000,000 on the Sprott Streaming debt facility. As consideration for Sprott Streaming advancing the facility, we granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by our 2021 ground geophysical survey. A 0.35% rate will apply to claims outside of these areas.

On January 31, 2025, we drew $6,000,000 on the Sprott Streaming debt facility.

June 2025 Equity Raise and Debt Restructuring

On June 5, 2025, we completed the first of the 2025 private placements with a brokered private placement (the “June 2025 Brokered Offering”) for aggregate cash consideration of approximately $6,200,000, which included participation by Sprott Streaming, and concurrent non-brokered private placement (the “June 2025 Non-Brokered Offering” and together with the June 2025 Brokered Offering, collectively, the “June 2025 Equity Offerings”) with Teck for approximately $20,500,000. As part of the June 2025 Equity Offerings, we issued an aggregate of our 7,206,165 units (“June 2025 Units”) at a price of C$5.25 (or the U.S. Dollar equivalent thereof) per Unit (the “June 2025 Offering Price”). Each June 2025 Unit issued under the June 2025 Equity Offerings consisted of one share of our Common Stock and one-half of one share of Common Stock purchase warrant (a “June 2025 Warrant”). Each whole June 2025 Warrant will be exercisable to acquire one additional share of our Common Stock (a “June 2025 Warrant Share”) at a price of C$8.75 per June 2025 Warrant Share for a period of three years following the date of issuance, subject to customary adjustments.

In the June 2025 Brokered Offering, 1,626,318 June 2025 Units were sold at the June 2025 Offering Price by a syndicate of agents led by BMO Capital Markets, CIBC Capital Markets and Red Cloud Securities Inc., as joint bookrunners, and including National Bank Financial Inc. (collectively, the “June 2025 Agents”), of which Sprott Streaming acquired 285,715 June 2025 Units (the “June 2025 Sprott Subscription”). In the June 2025 Non-Brokered Offering, Teck acquired 5,579,848 June 2025 Units (the “June 2025 Teck Units”) at the June 2025 Offering Price. The net proceeds of the June 2025 Equity Offerings have been and will primarily be used to support the construction, start-up and ramp-up of the Bunker Hill Mine.

The 2025 private placements, including both the brokered and non-brokered components, were conducted on a private placement basis pursuant to applicable exemptions from the requirements of securities laws under National Instrument 45-106 – Prospectus Exemptions and the United States Securities Act of 1933, as amended (the “Securities Act”), in such other jurisdictions outside of Canada and the United States pursuant to applicable exemptions from the prospectus, registration or other similar requirements in such other jurisdictions.

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June 2025 Brokered Offering

On June 5, 2025, in connection with the June 2025 Brokered Offering, we and the June 2025 Agents entered into an agency agreement (the “June 2025 Agency Agreement”), pursuant to which the June 2025 Agents conducted a “best efforts” marketed private placement of June 2025 Units at the June 2025 Offering Price for aggregate cash consideration of approximately $6,200,000. Pursuant to the June 2025 Agency Agreement, the June 2025 Agents received cash commissions of C$461,061.

On June 5, 2025, pursuant to the June 2025 Agency Agreement, we entered into subscription agreements (collectively, the “June 2025 Brokered Subscription Agreements”) with certain investors, pursuant to which such investors acquired June 2025 Units at the June 2025 Offering Price. The June 2025 Brokered Subscription Agreements contain customary representations and warranties by us and the investors. The representations, warranties and covenants contained in the June 2025 Brokered Subscription Agreements were made solely for purposes of such agreements and as of a specific date, were solely for the benefit of the parties to such agreements and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of us.

In connection with the issuance of the June 2025 Warrants, on June 5, 2025, we entered a warrant indenture (the “June 2025 Warrant Indenture”) with Computershare Trust Company of Canada, as warrant agent, to govern the issuance and management of the June 2025 Warrants.

June 2025 Non-Brokered Offering

On March 5, 2025, under the June 2025 Non-Brokered Offering, we entered into a subscription agreement, as amended by an amending agreement, dated March 24, 2025 with Teck, pursuant to which Teck (i) contributed $2.00 for every $1.00 raised in the June 2025 Brokered Offering and pursuant to the June 2025 Debt Settlements and June 2025 Equity Payment Agreement (each as defined herein and further described below) and (ii) acquired the June 2025 Teck Units at the June 2025 Offering Price, for aggregate consideration of approximately $20,500,000.

Immediately prior to the closing of the June 2025 Non-Brokered Offering, Teck beneficially owned, directly or indirectly, or exercised control or direction over, 679,564 shares of our Common Stock and warrants to purchase an additional 84,326 shares of our Common Stock, representing approximately 6.6% of the issued and outstanding shares of our Common Stock on a non-diluted basis and approximately 7.4% on a partially diluted basis. Upon closing of the June 2025 Non-Brokered Offering, Teck now beneficially owns, directly or indirectly, or exercises control or direction over 6,259,411 shares of our Common Stock and warrants to purchase an additional 2,874,250 shares of our Common Stock, representing approximately 23.9% of the issued and outstanding shares of our Common Stock (on a non-diluted basis and, assuming the exercise of all warrants now held by Teck, approximately 31.4% on a partially diluted basis) and is considered a “Control Person” of us (as such term is defined in the policies of the TSX-V). We obtained written consents of our disinterested stockholders holding a majority of our voting shares (collectively, the “Stockholder Consent”) for, among other things, the June 2025 Non-Brokered Offering, including the creation of Teck as a Control Person of us, in satisfaction of the applicable shareholder approval requirements of the TSX-V.

Investor Rights Agreement

On June 5, 2025, in connection with the June 2025 Non-Brokered Offering, we entered into a customary investor rights agreement (the “Teck IRA”) with Teck pursuant to which, among other things, for as long as Teck holds 10% or more of the issued and outstanding shares of our Common Stock (on a fully diluted basis), Teck will have certain pre-emptive and information rights, including the right to appoint one nominee to the our Board of Directors (the “Board”). In addition, in accordance with the terms of the Teck IRA, we will not be permitted to incur any additional indebtedness or grant any additional liens (other than certain permitted indebtedness and liens) nor grant any additional royalties, enter into any streaming arrangements or conduct any non-equity financings without the prior written consent of Teck.

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Capital Restructuring Transactions

Concurrently with the closing of the June 2025 Equity Offerings, we closed capital restructuring transactions, including the conversion into equity of certain outstanding debt, and the modification of certain existing royalty and stream financing arrangements with Sprott Streaming, as set forth in the recapitalization agreement, dated as of June 5, 2025, by and among us, our wholly-owned subsidiary Silver Valley Metals Corp. (formerly American Zinc Corp.) (“Silver Valley”), Sprott Streaming, Teck, and Monetary Metals (the “Recapitalization Agreement”) and as further discussed below.

All securities issued pursuant to restructuring transactions described below (i) are subject to a four months plus one day holding period in accordance with applicable Canadian securities laws and, if applicable, the policies of the TSX-V and (ii) have not been registered under the Securities Act or any U.S. state securities laws and may not be offered or sold in the United States without registration under the Securities Act and all applicable state securities laws or compliance with requirements of an applicable exemption therefrom.

Standby Facility

On June 5, 2025, we and Teck agreed that the uncommitted revolving standby prepayment facility of up to $10,000,000 (the “SP Facility”) will bear interest at a rate of 13.5% per annum until June 30, 2027, and a rate equal to 15.0% per annum thereafter, calculated and capitalized quarterly. The SP Facility will be available to us until the earlier of (i) June 30, 2028, and (ii) the date on which the Bunker Hill Mine hits 90% of name plate capacity or on the date on which we are cash flow positive for a quarter, unless terminated earlier by Teck. The SP Facility is secured by a security interest over all our assets, properties and undertakings and Silver Valley in form and scope similar to the security held by Sprott Streaming, with certain security held on a first priority basis. No bonus securities of ours were issued to Teck in connection with the SP Facility, nor is the SP Facility convertible into our securities.

Offtake Amendments

We have agreed to amend certain zinc and lead offtake agreements previously entered into with respect to the Bunker Hill Mine (the “Zinc and Lead Offtake Agreements”). On June 5, 2025, in connection with the June 2025 Non-Brokered Offering, we and Teck amended the existing zinc offtake agreement (with an effective date of November 10, 2023) (the “Zinc Offtake Amendment”) and the lead concentrate offtake agreement (with an effective date of November 20, 2023) (the “Lead Offtake Amendment”), in each case between Teck and Silver Valley, pursuant to which, among other amendments, the offtake under each respective agreement will apply to life-of-mine production rather than the current five-year term.

Amendment of Existing Convertible Debentures

We completed an amendment of the Series 1 CDs and Series 2 CDs (each as defined below), as further described below:

(a)	On June 5, 2025, we and Sprott Streaming entered into the amended and restated series 1 secured convertible debentures (the “Series 1 CDs”), which amended and restated the Series 1 convertible debentures previously issued to Sprott Streaming and certain creditors, maturing on March 31, 2028, pursuant to which, among other things, (i) the rate of interest of the Series 1 convertible debentures has been reduced from 7.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$10.50 per shares of our Common Stock, has been reduced to equal the June 2025 Offering Price, and (iii) certain prepayment and conversion terms were amended.

(b)	On June 5, 2025, we and Sprott Streaming entered into the amended and restated series 2 secured convertible debentures (the “Series 2 CDs”), which amended and restated the Series 2 convertible debentures previously issued to Sprott and certain creditors, maturing on March 31, 2029, pursuant to which, among other things, (i) the rate of interest of the Series 2 CDs have been reduced from 10.5% to 5.0% per annum, (ii) the current conversion price, being the U.S. dollar equivalent of C$10.5 per share of our Common Stock, have reduced to equal the Offering Price, and (iii) certain prepayment and conversion terms were amended.

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Amendments of Existing Royalty

On June 5, 2025, in addition to the amendment of the Second Royalty (as defined below), we amended certain existing royalty interests (collectively, the “First Royalty”) previously granted to Sprott Streaming, which applies to certain primary, residual and other claims comprising the Bunker Hill Mine. As a result of such amendment, the First Royalty has been consolidated into one 1.85% life-of-mine gross revenue royalty applying to both primary and secondary claims comprising the Bunker Hill Mine.

Amendment to the Debt Facility

On June 5, 2025, in connection with the capital restructuring transactions (the “Capital Restructuring Transactions” and, together with the June 2025 Equity Offerings, the “June 2025 Transactions”), we and Sprott Streaming amended and restated the senior secured loan agreement in the aggregate principal amount of $21,000,000 (the “Debt Facility”) to (i) reduce the outstanding principal amount under the Debt Facility from $21,000,000 to $15,000,000, (ii) increase the secondary claims percentage under the additional royalty (the “Second Royalty”), which amendment is also reflected in an amending agreement to the Second Royalty, and (iii) cancel the royalty buyback option granted to us thereunder, which amendment is also reflected in the amending agreement to the Second Royalty. In addition, the Debt Facility was amended to include an option, at our election, to settle any accrued and unpaid interest through the issuance of shares of our Common Stock, subject to the prior approval of the TSX-V.

Sprott Stream Conversion

On June 5, 2025, the existing metals purchase agreement (the “Metals Purchase Agreement”) dated June 23, 2023, by and among us, Silver Valley, and Sprott Streaming, pursuant to which Sprott Streaming previously advanced a $46,000,000 deposit to Silver Valley, was terminated and exchanged (the “Exchange Agreement”) for (i) 5,714,286 shares of our Common Stock; (ii) senior secured Series 3 convertible debentures in the aggregate principal amount of $4,000,000 and with a maturity date of June 5, 2030 (the “Series 3 CDs”); and (iii) an additional 1.65% life-of-mine gross revenue royalty (the “New Royalty”) on primary and secondary claims comprising the Bunker Hill Mine.

Sprott Debt Settlements

On June 5, 2025, we and Silver Valley entered into the debt settlement agreements with Sprott Streaming (collectively, the “Sprott Debt Settlement Agreements”), pursuant to which an aggregate of 1,819,728 shares of our Common Stock were issued to Sprott at the June 2025 Offering Price in full satisfaction of (i) $487,500 of unpaid interest under the secured convertible debentures held by Sprott, and (ii) $6,200,000, consisting of the principal amount of $6,000,000 previously advanced to us under the Debt Facility, together with an aggregate of $200,000 of interest accrued thereon.

Amendments to the Monetary Metals Silver Loan

On June 5, 2025, in connection with the Transactions, we and Silver Valley entered into (i) an amendment to the secured promissory note purchase agreement dated August 8, 2024, as previously amended by a first amendment to secured promissory note purchase agreement dated November 11, 2024 (the “MM NPA”), and (ii) an amendment to the secured promissory note dated August 8, 2024 (the “MM Note”), each with Monetary Metals Bond III LLC (“Monetary Metals”) to, amongst other things, (A) reduce the rate at which advances under the MM NPA bear interest from 15% to 13.5% per annum, (B) clarify the calculation of the cash flow sweep, (C) extend the availability date for advances thereunder from January 31, 2025 to June 30, 2025, and (D) in connection with any further advances, provide for the issuance of bonus warrants in such number and on such terms as to be agreed upon between the parties before issuance and subject to prior approval of the TSX-V. In any event, the number of bonus warrants issued or issuable to Monetary Metals will not exceed, in the aggregate, the maximum of 85,715 allowable under the MM NPA. The MM NPA and the MM Note are secured by security interests over all our and Silver Valley’s assets, properties and undertakings, in form and scope similar to the security held by Sprott Streaming and the security held by Teck.

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Amendments to Existing Security and Intercreditor Arrangements

Pursuant to existing security arrangements, we have granted security interests to Sprott Streaming, Monetary Metals, and MineWater LLC (“MineWater,” and together with Sprott and Monetary Metals, the “Original Intercreditor Parties”) over all our and Silver Valley’s the assets, properties and undertakings. On June 5, 2025, in connection with the existing security and intercreditor arrangements among the Original Intercreditor Parties and us, the parties amended and restated such arrangements to, among other things, (i) reflect the termination of the Metals Purchase Agreement and other applicable Capital Restructuring Transactions; (ii) defer certain royalty payments and restrict early principal prepayments on certain outstanding debt obligations of ours for so long as amounts are outstanding under the SP Facility, as described above; (iii) allow for the first priority security in favor of Teck over certain inventory and accounts receivable in connection with the SP Facility; and (iv) account for Teck under such arrangements (collectively, the “A&R Intercreditor and Subordination Agreement”).

Sprott Investor Rights Agreement

On June 5, 2025, we entered into a customary investor rights agreement (the “Sprott IRA”) with Sprott Streaming pursuant to which, among other things, Sprott Streaming has the right to appoint one nominee (or an observer) to the Board, subject to certain customary exceptions.

In connection with the transactions described herein (including the Sprott Subscription), Sprott was issued an aggregate of 742,294 shares of our Common Stock, 142,858 June 2025 Warrants and convertible debentures of which the principal amount is convertible into up to 1,094,858 shares of our Common Stock. As a result, Sprott Streaming now owns or exercises control over approximately 29.6% of the issued and outstanding shares of our Common Stock (or, assuming the exercise of all warrants and the conversion of the full principal amount of the convertible debentures now held by Sprott Streaming, approximately 39.1% on a partially diluted basis) and is considered a “Control Person” of us. We obtained the Stockholder Consent for, among other things, the restructuring transactions with Sprott Streaming and the Sprott Subscription, including the creation of Sprott Streaming as a Control Person of us, in satisfaction of the applicable shareholder approval requirements of the TSX-V.

Given that Sprott is a “Non-Arm’s Length Party” (as such term is defined in the policies of the TSX-V), the amendment and restatement of the Debt Facility and the granting of the Second Royalty each constituted a “Reviewable Disposition” under TSX-V Policy 5.3 – Acquisitions and Dispositions of Non-Cash Assets and were therefore subject to the TSX-V requirement to provide evidence of value. We satisfied this requirement by way of the Stockholder Consent.

Additional Debt Settlements

We and Silver Valley have agreed to settle outstanding receivables and other amounts owing (including, where applicable, accrued and unpaid interest thereon) in aggregate amounts of approximately $80,000, $3,072,254 and C$195,000 with certain creditors, contractors, and directors, respectively, of ours or Silver Valley through the issuance of equity securities at the June 2025 Offering Price. On June 5, 2025, concurrently with the closing of the June 2025 Equity Offerings, we entered into debt settlement agreements (collectively, the “Debt Settlement Agreements”) with such creditors, contractors, and directors (collectively, the “Debt Settlements”) in order to preserve cash for the potential restart and ongoing development of the Bunker Hill Mine.

In connection with the Debt Settlements, we issued:

(a)	21,769 June 2025 Units to MineWater, as further described herein;

(b)	7,354 shares of our Common Stock to four of our directors (the “June 2025 Participating Directors”) for their services for the period beginning on March 1, 2025, and ending on April 30, 2025 (collectively, the “Director Services”) in lieu of the director cash compensation. Given that the amounts owed for the Director Services exceed the limits under the TSX-V policies in respect of debt settlements to non-arm’s length parties (being a maximum of C$5,000 per person and, in the aggregate, C$10,000 per issuer), we obtained shareholder approval under the Stockholder Consent for the issuance of shares of our Common Stock to the June 2025 Participating Directors prior to issuance; and

(c)	865,777 June 2025 Units to certain other arm’s length creditors or contractors to settle certain other outstanding receivables and other amounts owing in the aggregate amount of approximately $3,072,254.

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Each June 2025 Unit issued pursuant to the Debt Settlements consisted of one share of our Common Stock and one-half of June 2025 Warrant, with each whole June 2025 Warrant exercisable for one additional June 2025 Warrant Share at an exercise price of C$8.75 per June 2025 Warrant Share for a period of three years following the date of issuance. The June 2025 Participating Directors, each being a Non-Arm’s Length Party (as such term is defined in the policies of the TSX-V), received shares of our Common Stock (but no warrants) in lieu of June 2025 Units. We satisfied the stockholder approval requirements of the TSX-V applicable to the issuance of the shares of our Common Stock to the June 2025 Participating Directors, as Non-Arm’s Length Parties, by way of the Stockholder Consent.

Equity Payment for Land Purchase Option Agreement

Silver Valley and C & E Tree Farm, L.L.C. (“C&E”) previously entered into an option agreement dated March 3, 2023 (the “Option Agreement”), pursuant to which Silver Valley has an option to purchase certain real property in Idaho, USA, from C&E upon making a cash payment of $3,129,500, subject to adjustment for lease payments made pursuant to a commercial lease agreement between the parties. We wanted to satisfy a portion of the purchase price payable under the Option Agreement through the issuance of equity securities. Accordingly, on June 5, 2025, we, Silver Valley and C&E entered into an equity payment agreement (the “Equity Payment Agreement”), pursuant to which we issued 136,055 June 2025 Units to C&E at a deemed price equal to the June 2025 Offering Price to satisfy $500,000 of the purchase price payable under the Option Agreement. Each June 2025 Unit issued pursuant to the Equity Payment Agreement consists of one share of our Common Stock and one-half of one June 2025 Warrant, with each whole June 2025 Warrant exercisable for one additional June 2025 Warrant Share at an exercise price of C$8.75 per June 2025 Warrant Share for a period of three years following the date of issuance, being June 5, 2028.

Amended and Restated Articles of Incorporation

On June 5, 2025, in connection with the June 2025 Equity Offerings and debt restructuring, we amended and restated the Articles to, among other things, increase the total number of shares of Capital Stock that we are authorized to issue from 43,142,858 shares to 71,714,286 shares and make certain other non-substantive amendments. We obtained shareholder approval of the Articles pursuant to the Stockholder Consent.

September 2025 Equity Raise

On September 29, 2025, we completed a “bought deal” private placement (the “September 2025 Offering”) for aggregate cash consideration of $37,378,645, which included participation by Teck for $19,494,060.

As part of the September 2025 Offering, we issued an aggregate of 12,321,429 units (“September 2025 Units”) at a price of $3.05 per September 2025 Unit. Each September 2025 Unit consists of one share of our Common Stock and one Common Stock purchase warrant (a “September 2025 Warrant”). Each September 2025 Warrant entitled the holder thereof to purchase one share of our Common Stock (a “September 2025 Warrant Share”) at an exercise price of C$5.95 per September 2025 Warrant Share for 60 months after issuance. In connection with the closing of the September 2025 Offering, we paid a syndicate of underwriters (the “September 2025 Underwriters”) aggregate cash fees in the amounts of C$1,437,808 and $1,175,985 and issued to the September 2025 Underwriters an aggregate of 713,191 non-transferrable compensation options (the “September 2025 Compensation Options”), representing (i) 6% of the gross proceeds of the September 2025 Offering, other than the gross proceeds raised from certain sales pursuant to a president’s list (the “September 2025 President’s List Sales”); and (ii) 3.0% of the gross proceeds raised from September 2025 President’s List Sales. Each September 2025 Compensation Option is exercisable to acquire one share of Common Stock at a price of C$4.20 per share at any time on or before September 29, 2027, less any amount of cash fees and September 2025 Compensation Options paid and issued to a finder. In addition, we paid a finder a cash fee of C$52,005, representing 3.333% of the gross proceeds of the Canadian dollar-denominated portion of the September 2025 Offering from subscribers introduced by such finder to us (the “September 2025 Introduced Subscribers”), and issued to certain principals of such finder an aggregate of 520,052 September 2025 Compensation Options, representing 4.0% of the September 2025 Units sold under the September 2025 Offering to the September 2025 Introduced Subscribers.

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Silver Loan

On November 10, 2025, we closed the sixth tranche of the Silver Loan in the principal amount of $2,521,215, being the number of US dollars equal to 50,384 ounces of silver. After deduction of financing costs and the three months ending November 8, 2025 interest payment on 1,098,399 ounces, we received $nil.

Ranger Page Property Purchase

On December 12, 2025, we entered into an asset purchase agreement with Silver Dollar Resources (Idaho) Inc., a subsidiary of Silver Dollar Resources Inc. (“Silver Dollar”), to acquire the Ranger Page property which includes, six past-producing underground high-grade silver-lead-zinc mines located immediately adjacent to and to the west of the Bunker Hill Mine in the prolific Silver Valley mining district of Idaho, USA. We acquired the properties for total consideration of approximately $4,200,000 comprised of 666,667 shares of our Common Stock, subject to the below contractual escrow.

Release Date	Payment Shares Release to Vendor Parent from Contractual Escrow
6–month anniversary from December 11, 2025	66,667 Payment Shares
9–month anniversary December 11, 2025	66,667 Payment Shares
12–month anniversary of December 11, 2025	Balance of the Payment Shares (533,334 Payment Shares)

2024 Developments

Project Development

During the course of 2024, the Wardner operating yard, the base for our future mining operations, continued to undergo significant changes as new offices were installed and major earthworks were undertaken to create the footprint for the operating setup. Underground, rehabilitation continued to upgrade the historic infrastructure for modern active mining and as part of this a 400hp primary ventilation fan was installed – complete with automatic air doors – and major work was undertaken to reinforce the decline as it goes through the Cate Fault area (the one major fault high in the Mine). In parallel with this activity, the Underground (“UG”) team continued to build up its fleet of heavy mobile equipment.

In the main Kellogg yard, construction of the Process Plant advanced significantly with the Plant building structurally complete by year-end. Several remaining pieces of key equipment are still to be placed with the majority of the remaining work spanning electrical and piping installation. The Filter Plant also got underway and at year-end had complete foundations and a fully erected main Filter Feed Tank. During the quarter ended December 31, 2024, Avista Utilities installed the main power feed from the Kellogg substation to the yard to ensure the electrical infrastructure is setup for the significant power draw that will come with the restart. Throughout 2024, the refurbishment of Pend Oreille and other used mill equipment advanced as did procurement, such that both areas were essentially complete by year ended December 31, 2024.

Financial Instruments in 2024

On August 8, 2024, we and Silver Valley entered into the MM NPA with Monetary Metals, established by Monetary Metals & Co., pursuant to which Monetary Metals agreed to purchase, and Silver Valley agreed to issue and sell to Monetary Metals, the MM Note in a private placement. Pursuant to the MM Note, Monetary Metals agreed to loan to Silver Valley, in one or more tranches, up to an aggregate principal amount of U.S. dollars equal to 1.2 million ounces of silver (the “Silver Loan”). On August 8, 2024, we closed the first tranche of the Silver Loan in the principal amount of $16,422,039, equivalent to 609,805 ounces of silver. After deduction of financing costs and the first-year interest, we received $13,225,005. On September 25, 2024, we closed the second tranche of the Silver Loan in the principal amount of $6,369,000, equivalent to 200,000 ounces of silver. After deduction of financing costs and the first-year interest, we received $5,352,438. On November 6, 2024, we closed the third tranche of the Silver Loan in the principal amount of $6,321,112, equivalent to 198,777 ounces of silver. After deduction of financing costs and the first-year interest, we received $5,422,474. On November 8, 2024, we closed the fourth tranche of the Silver Loan in the principal amount of $1,250,000, equivalent to 39,620 ounces of silver. After deduction of financing costs and the first-year interest, we received $1,076,563. On December 30, 2024, we closed the fifth tranche of the Silver Loan in the principal amount of $1,478,847, equivalent to 50,198 ounces of silver. After deduction of financing costs and the first-year interest, we received $1,201,781.

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A series of related transactions also took place concurrently with the closing of the Silver Loan in August 2024 to amend certain terms of the then-existing SP Facility with Sprott Streaming. Additionally, the termination date of the royalty put option (the “Royalty Put Option”) previously granted by us to Sprott Streaming was amended from the later of the payment in full of the Series 1 CDs and Series 2 CDs and the exercise of the Royalty Put Option, to the later of the payment in full of the Series 1 CDs and Series 2 CDs and March 31, 2029. We also amended certain terms of the then existing SP Facility dated as of June 23, 2023, by and among (i) us, (ii) Silver Valley, and (iii) Sprott Private Resource Streaming and Royalty (US Collector), LP and Sprott Private Resources Streaming and Royalty Annex (US Collector), LP (collectively, the “Sprott Lenders”) to extend the maturity date of the SP Facility from June 30, 2027 to June 30, 2030 and increase the interest payable from June 30, 2027 onwards from 10% to 15%.

As consideration for advancing the Silver Loan, we agreed to issue to Monetary Metals, non-transferable bonus share purchase warrants (the “Bonus Warrants”) in one or more tranches under the then current MM NPA. The number of Bonus Warrants issued in each tranche were equal to (a) in connection with the first tranche, two times the number of ounces of silver advanced by Monetary Metals under the first tranche (the “Base Warrants”) and a bonus ratchet of (i) 2.5% of the Base Warrants if at least 500,000 and up to 599,999 silver ounces are advanced, (ii) 5.0% of the Base Warrants if up at least 600,000 and up to 699,999 silver ounces are advanced, (iii) 10.0% of the Base Warrants if at least 700,000 and up to 799,999 silver ounces are advanced, and (iv) 15.0% of the Base Warrants if at least 800,000 silver ounces are advanced; and (b) in connection with any additional tranches, two times the number of ounces of silver advanced under such tranche. In any event, the number of Bonus Warrants issuable to Monetary Metals is subject to a cap of 3,000,000 Bonus Warrants.

On December 12, 2024, we drew $5,000,000 on the SP Facility. As consideration for Sprott Streaming advancing the facility, we granted a royalty for 0.5% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by our 2021 ground geophysical survey.

Company History

In early 2020, a management team comprised of former executives from Barrick Gold Corp. assumed leadership of us. Since that time, we conducted multiple exploration campaigns, economic studies and mineral resource estimates, and advanced the rehabilitation and development of the Mine. In December 2021, we announced a project finance package with Sprott, an amended Settlement Agreement with the U.S. Environmental Protection Agency (the “EPA”), and the purchase of the Bunker Hill Mine, setting the stage for a restart of the Mine.

Lease and Purchase of the Bunker Hill Mine

Prior to purchasing the Mine in January 2022, we had entered into a series of agreements with Placer Mining Corporation (“Placer Mining”), the prior owner, for the lease and option to purchase the Mine. The first of these agreements was dated August 28, 2017, with subsequent amendments and/or extensions announced on November 1, 2019, July 7, 2020, and November 20, 2020.

Under the terms of the November 20, 2020, amended agreement (the “Amended Agreement”), a purchase price of $7,700,000 was agreed, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by us) and $2,000,000 in shares of our Common Stock. We agreed to make an advance payment of $2,000,000, credited toward the purchase price of the Mine, which had the effect of decreasing the remaining amount to an aggregate of $3,400,000 payable in cash and $2,000,000 in shares of our Common Stock.

The Amended Agreement also required payments pursuant to an agreement with the EPA whereby for so long as we lease, own and/or occupy the Mine, we would make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for historical water treatment cost recovery in accordance with the Settlement Agreement reached with the EPA in 2018. Immediately prior to the purchase of the Mine, our liability to the EPA totaled $11,000,000.

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We completed the purchase of the Bunker Hill Mine on January 7, 2022. The terms of the purchase price were modified to $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of our Common Stock. Concurrent with the purchase of the Mine, we assumed incremental liabilities of $8,000,000 to the EPA, consistent with the terms of the amended Settlement Agreement with the EPA that was executed in December 2021 (see “EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement” section below).

EPA 2018 Settlement Agreement & 2021 Amended EPA Settlement Agreement

We entered into a Settlement Agreement and Order of Consent with the EPA on May 15, 2018. This agreement limits our exposure to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) liability for past environmental damage to the mine site and surrounding area to obligations that include:

●	Payment of $20,000,000 for historical water treatment cost recovery for amounts paid by the EPA from 1995 to 2017;
●	Payment for water treatment services provided by the EPA at the Central Treatment Plant (“CTP”) in Kellogg, Idaho until such time that we either purchase or lease the CTP or build a separate EPA-approved water treatment facility; and

●	Conducting a work program as described in the Ongoing Environmental Activities section of this study.

In December 2021, we entered into an amended Settlement Agreement (the “Amendment”) between us, Idaho Department of Environmental Quality, U.S. Department of Justice (the “DOJ”) and the EPA modifying the payment schedule and terms for recovery of historical environmental response costs at Bunker Hill Mine incurred by the EPA. With the purchase of the mine, the remaining payments of the EPA cost recovery liability were assumed by us, resulting in a total of $19,000,000 liability to us, an increase of $8,000,000. The new payment schedule included a $2,000,000 payment to the EPA within 30 days of execution of the amendment, which was made.

Pursuant to the December 2021 Agreement, the remaining $11,000,000 would be paid on the following dates:

Date	Amount
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

The changes in payment terms and schedule were contingent upon our securing financial assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA totaling $11,000,000, corresponding to our cost recovery obligations to be paid in 2026 through 2029 as outlined above. In June 2022, we were successful in obtaining financial assurance. The amount of the bonds or letters of credit will decrease over time as individual payments are made.

In December 2025, we made the third payment under the 2021 Amended Settlement Agreement in the amount of $3,000,000. As a result, the remainder of the payment obligation is $14,000,000. As of December 31, 2025, we had two payment bonds of $9,999,000 and $4,001,000 in place to secure this liability. As of February 28, 2026, the collateral for the payment bonds is comprised of $2,975,000 letter of credits and land pledged by third parties, with whom we have entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or our Common Stock, at our election).

2023 Financings

In March 2023, we amended the exercise price and expiry date of 10,416,667 March 2023 Warrants (as defined below) previously issued in a private placement to Teck on May 13, 2022, in consideration for our acquisition of the Pend Oreille processing plant. The March 2023 Warrant entitled the holder to purchase one share of our Common Stock at an exercise price of C$0.37 per March 2023 Warrant at any time on or prior to May 12, 2025. We amended the exercise price from C$0.37 to C$0.11 per March 2023 Warrant and the expiry date from May 12, 2025, to March 31, 2023. In March 2023, Teck exercised all 10,416,667 March 2023 Warrants at an exercise price of C$0.11, for aggregate gross proceeds of $837,459 (C$1,145,834) to us.

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In March 2023, we closed a brokered private placement of special warrants (the “March 2023 Offering”), issuing 51,633,727 special warrants of us (“March 2023 Special Warrants”) at C$0.12 per March 2023 Special Warrant for $4,536,020 (C$6,196,047), of which $3,661,822 was received in cash and $874,198 was applied towards settlement of accounts payable, accrued liabilities and promissory notes. Each March 2023 Unit consists of one share of our Common Stock (each, a “Unit Share”) and one Common Stock purchase warrant of us (each, a “March 2023 Warrant”). Each whole March 2023 Warrant entitles the holder thereof to acquire one share of our Common Stock (a “March 2023 Warrant Share”, and together with the Unit Shares, the “Underlying Shares”) at an exercise price of C$0.15 per March 2023 Warrant Share until March 27, 2026, subject to adjustment in certain events. The March 2023 Special Warrants issued on March 27, 2023, were converted to 51,633,727 shares of our Common Stock and Common Stock purchase warrants on July 24, 2023.

On June 23, 2023, we closed the upsized and improved $67,000,000 project finance package with Sprott Streaming, consisting of a $46,000,000 stream and a $21,000,000 new Debt Facility. The Bridge Loan was repaid from the proceeds of the Stream. The parties also agreed to extend the maturities of the Series 1 CDs and Series 2 CDs to March 31, 2026, when the full $6 million and $15 million, respectively, will become due.

During 2023, a subsidiary of Teck exercised its option for a minimum 5-year, 100% offtake of our zinc and lead concentrates at its smelter in Trail, British Columbia, ensuring a long-term, sustainable revenue source.

Process Plant Purchase

On May 13, 2022, we completed the purchase of a comprehensive package of equipment and parts inventory from Teck’s Pend Oreille site (the “Process Plant”) in eastern Washington State. The package comprised substantially all processing equipment including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at the Bunker Hill Mine, and nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares.

Business Operations

The Mine is a zinc-lead-silver mine. When in production, we intend to mill polymetallic mineralization on-site to produce both zinc and lead-silver concentrates which will then be shipped to Teck’s Trail smelter for processing as per the underlying off-take agreement.

Infrastructure

The Mine includes all mining rights and claims, surface rights, fee parcels, mineral interests, easements, existing infrastructure at Milo Gulch, and the majority of machinery and buildings at the Kellogg Tunnel portal level, as well as all equipment and infrastructure underground at the Bunker Hill Mine Complex. It also includes all current and historic data relating to the Bunker Hill Mine Complex, such as drill logs, reports, maps, and similar information located at the Mine site or any other location. For further detail, please refer to the “Project Infrastructure” section in Item 2 below.

Government Regulation and Approval

Exploration and development activities, and any future mining operations, are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine construction, and protection of endangered and protected species. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. Future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have an adverse impact on our financial condition or results of operations.

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Property Description

We have mineral rights to 440 patented mining claims covering over 5,700 acres. Of these claims, 35 include surface ownership of approximately 259 acres. We also have certain parcels of fee property which include mineral and surface rights but not patented mining claims. Mining claims and fee properties are located in Townships 47, 48 North, Range 2 East, Townships 47, 48 North, Range 3 East, Boise Meridian, Shoshone County, Idaho.

Patented mining claims in the State of Idaho do not require permits for underground mining activities to commence on private lands. Other permits associated with underground mining may be required, such as water discharge and site disturbance permits. The water discharge is being handled by the EPA at the existing CTP. We expect to be responsible for water treatment in the future and obtain an appropriate discharge permit.

For further detail, please refer to the “Property Description and Ownership” section of the “Technical Report Summary” in Item 2 below.

Competition

We compete with other mining and exploration companies in connection with the acquisition of mining claims and leases on zinc and other base and precious metals prospects as well as in connection with the recruitment and retention of qualified employees. Many of these companies are much larger than us, have greater financial resources and have been in the mining business for much longer than we have. As such, these competitors may be in a better position through size, finances and experience to acquire suitable exploration and development properties. We may not be able to compete against these companies in acquiring new properties and/or qualified people to work on our current project, or any other properties that may be acquired in the future.

Given the size of the world market for base precious metals such as silver, lead and zinc, relative to the number of individual producers and consumers, it is believed that no single company has sufficient market influence to significantly affect the price or supply of these metals in the world market.

Employees

We had forty full-time employees as of December 31, 2025. The balance of our operations is comprised of contracted labor and consultants.

Available Information

We make available, free of charge, on or through our Internet website, at www.bunkerhillmining.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our website and the information contained therein or connected thereto are not intended to be, and are not, incorporated into this Annual Report.

Our reports and other information can be inspected on the SEC’s website at www.sec.gov. We also file reports under Canadian regulatory requirements on the System for Electronic Document Analysis and Retrieval (“SEDAR+”). Our reports which are filed on SEDAR+ can be found under our SEDAR+ profile at www.sedarplus.ca.

The Securities being Offered under this Prospectus

We may offer the Common Stock, Warrants, Subscription Receipts or Units with a total value of up to $300,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

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●	aggregate offering price;

●	original issue discount, if any;

●	rates and times of payment of dividends, if any;

●	redemption, conversion or exchange terms, if any;

●	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

●	restrictive covenants, if any;

●	voting or other rights, if any; and

●	important United States federal income tax considerations.

A prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not described in this prospectus.

Common Stock

We may issue shares of our Common Stock from time to time. The holders of our Common Stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Our directors are divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock, which may be designated solely by action of our board of directors and issued in the future.

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Warrants

We may issue Warrants for the purchase of Common Stock in one or more series. We may issue Warrants independently or together with Common Stock, and the Warrants may be attached to or separate from these securities. We will evidence each series of Warrants by warrant certificates that we will issue under a separate agreement. We may enter into warrant agreements with a bank or trust company that we select to be our warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of Warrants.

In this prospectus, we have summarized certain general features of the Warrants. We urge you, however, to read the applicable prospectus supplement related to the particular series of Warrants being offered, as well as the warrant agreements and warrant certificates that contain the terms of the Warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, if any, and/or warrant certificate containing the terms of the Warrants we are offering before or concurrent with the issuance of the Warrants.

Subscription Receipts

We may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Stock, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between us and an escrow agent, which will establish the terms and conditions of the Subscription Receipts. Each escrow agent will be a financial institution organized under the laws of the United States or Canada or a state or province thereof and authorized to carry on business as a trustee.

In this prospectus, we have summarized certain general features of the Subscription Receipts. We urge you, however, to read any prospectus supplement related to Subscription Receipts being offered, as well as the complete subscription receipt agreement. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of subscription receipt agreement containing the terms of the Subscription Receipts we are offering before or concurrent with the issuance of the Subscription Receipts.

Units

We may issue Units consisting of Common Stock, and/or Warrants and/or Subscription Receipts for the purchase of Common Stock in one or more series. In this prospectus, we have summarized certain general features of the Units. We urge you, however, to read the applicable prospectus supplement related to the series of Units being offered, as well as the unit agreements that contain the terms of the Units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference reports that we file with the SEC, the form of unit agreement, if any, and any supplemental agreements that describe the terms of the series of Units we are offering before or concurrent with the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

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RISK FACTORS

Investing in our Common Stock involves significant risks. Before deciding whether to invest in our Common Stock, you should consider carefully the risks, uncertainties and assumptions described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings with the SEC that are incorporated by reference herein and therein, including the risk factors in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. You should read the explanation of the qualifications and limitations on such forward-looking statements in the section entitled “Cautionary Note Regarding Forward-Looking Statements” contained or incorporated by reference into this prospectus and in any applicable prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and the exhibits attached hereto contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended, and “forward-looking information” within the meaning of applicable Canadian securities legislation, collectively “forward-looking statements”. Such forward-looking statements concern our anticipated results and developments in the operations of the Company in future periods, planned exploration activities, the adequacy of the Company’s financial resources and other events or conditions that may occur in the future. Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible” and similar expressions, or statements that events, conditions or results “will,” “may,” “could” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved. These forward-looking statements may include, but are not limited to, statements concerning:

● the anticipated restart, development, construction, commissioning, ramp-up and operation of the Bunker Hill Mine;

● estimates of mineral resources and mineral reserves and the realization of such estimates;

● future production, operating and capital cost estimates and economic performance;

● anticipated exploration, development and expansion activities;

● expected timing of permits, approvals and regulatory matters;

● future commodity prices, metal recoveries and operating margins;

● the availability, timing and terms of financing and additional capital;

● our liquidity, working capital requirements and ability to continue as a going concern;

● our ability to satisfy existing and future debt obligations and other liabilities;

● anticipated expenditures and the adequacy of available funds;

● environmental, reclamation and water treatment obligations;

● relationships with key stakeholders, suppliers, contractors, customers and strategic partners;

● the impact of general economic, market and industry conditions, including inflation, tariffs, supply chain disruptions and labor availability;

● the impact of litigation, governmental proceedings and regulatory developments; and

● our future financial condition, results of operations, business strategy and prospects.

These forward-looking statements are based on management’s current expectations and assumptions and are subject to a number of risks and uncertainties. Actual results may differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risks and uncertainties described under the heading “Risk Factors” in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities under this prospectus will be used by the Company for development of existing or acquired mineral properties and may also be used for acquisitions, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes. The Company may, from time to time, issue Common Stock or other securities otherwise than through the offering of securities pursuant to this prospectus.

DIVIDEND POLICY

 We have never declared or paid dividends on our Common Stock and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

MARKET FOR COMMON STOCK

Our Common Stock is listed for trading on the Toronto Stock Exchange under the symbol “BNKR” and quoted for trading on the OTCQB under the symbol “BHLL”. On June 23, 2026, the last reported sale price of our Common Stock on the Toronto Stock Exchange was C$5.19 per share and the closing price of our Common Stock as quoted on the OTCQB was $3.67 per share.

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CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable, including, to the extent applicable, any such consequences relating to securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

The applicable prospectus supplement will also describe certain Canadian federal income tax consequences to investors described therein of acquiring securities including, in the case of investors who are not residents of Canada for purposes of the Income Tax Act (Canada), whether payment of any amount in respect of a security will be subject to Canadian non-resident withholding tax.

DESCRIPTION OF COMPANY CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of our Common Stock with a par value of $0.000001 per share and 285,715 shares of Preferred Stock with a par value of $0.000001 per share of Preferred Stock. As of June 23, 2026, there were 46,685,293 shares of our Common Stock outstanding.

The following description of our Common Stock and provisions of our Articles and by-laws is only a summary. Investors are directed to a complete description of the terms and provisions of our Articles and by-laws, which are exhibits to the registration statement which contains this prospectus. We encourage you to review complete copies of our Articles and by-laws.

Voting Rights

Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholder.

Dividend Rights

Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for dividends.

Liquidation Rights

Upon the liquidation, dissolution, or winding up of our company, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities.

Conversion and Redemption

Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Articles authorize the Board to establish one or more series of Preferred Stock. Unless required by law or by any stock exchange, and subject to the terms of the Articles, the authorized shares of Preferred Stock will be available for issuance without further action by holders of our Common Stock.

The Board is able to determine, with respect to any series of Preferred Stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

We could issue a series of Preferred Stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of our Common Stock might receive a premium over the market price of our Common Stock. Additionally, the issuance of Preferred Stock may adversely affect the rights of holders of our Common Stock by restricting dividends on shares of our Common Stock, diluting the voting power of shares of our Common Stock or subordinating the rights of holders of our Common Stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of our Common Stock.

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Change of Control

Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 stockholders, with at least 100 stockholders of record being Nevada residents and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested stockholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, stockholders voting against such restoration may demand payment for the “fair value” of their shares. The Nevada statute also restricts a “business combination” with “interested stockholders,” unless certain conditions are met, with respect to corporations which have at least 200 stockholders of record. A “combination” includes:

(i)	any merger with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;
(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation;
(iii)	any issuance or transfer of shares of the corporation or its subsidiaries, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the “interested stockholder”
(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested stockholder”;
(v)	certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested stockholder”; or
(vi)	the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an “interested stockholder.”

An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all applicable statutory requirements are met.

Approval of mergers, conversion, amendments to the articles of incorporation, and sales, leases or exchanges of all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if:

(i)	the merger does not amend the articles of incorporation of the corporation;
(ii)	each outstanding share immediately prior to the merger is to be an identical share after the merger;
(iii)	The number of voting shares outstanding immediately after the merger, plus the number of voting issued as a result of the merger, either by the conversion of shares securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and
(iv)	the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distribution) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

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DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of Common Stock in one or more series. We may issue Warrants independently or together with Common Stock, and the Warrants may be attached to or separate from these securities.

We will evidence each series of Warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank or transfer agent that we select which has its principal office in the United States or Canada. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of Warrants.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, if any, and/or warrant certificate containing the terms of the Warrants we are offering before or concurrent with the issuance of the Warrants.

We will describe in the applicable prospectus supplement the terms of the series of Warrants, including:

●	the offering price and aggregate number of Warrants offered;

●	if applicable, the designation and terms of the securities with which the Warrants are issued and the number of Warrants issued with each such security or each principal amount of such security;

●	if applicable, the date on and after which the Warrants and the related securities will be separately transferable;

●	in the case of Warrants to purchase Common Stock, the number or amount of shares Common Stock, as the case may be, purchasable upon the exercise of one Warrant and the price at which and currency in which these shares may be purchased upon such exercise;

●	the manner of exercise of the Warrants, including any cashless exercise rights;

●	the warrant agreement under which the Warrants will be issued, if any;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the Warrants;

●	anti-dilution provisions of the Warrants, if any;

●	the terms of any rights to redeem or call the Warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the Warrants;

●	the dates on which the right to exercise the Warrants will commence and expire or, if the Warrants are not continuously exercisable during that period, the specific date or dates on which the Warrants will be exercisable;

●	the manner in which the warrant agreement and Warrants may be modified;

●	the identities of the warrant agent and any calculation or other agent for the Warrants;

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●	federal income tax consequences of holding or exercising the Warrants;

●	the terms of the securities issuable upon exercise of the Warrants;

●	any securities exchange or quotation system on which the Warrants or any securities deliverable upon exercise of the Warrants may be listed or quoted; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the Warrants.

Before exercising their Warrants, holders of Warrants may not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of Warrants to purchase Common Stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the Warrants may exercise the Warrants at any time up to 5:00 P.M. Pacific Time, the close of business, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the warrant certificate representing the Warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the Warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the Warrants represented by the warrant certificate are exercised, then we will, if required by the terms of the warrant, issue a new warrant certificate for the remaining amount of Warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any Warrant. A single bank or trust company may act as warrant agent for more than one issue of Warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or Warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a Warrant may, without the consent of the related warrant agent or the holder of any other Warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its Warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Therefore, holders of Warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. The applicable prospectus supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable prospectus supplement will describe the exchange, registration and transfer rights relating to any global security.

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Modifications

The warrant agreement and/or warrant certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the warrant agreement and/or warrant certificate.

We may amend any warrant agreement, warrant certificate and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, each warrant agreement and any Warrants issued under the warrant agreements will be governed by Delaware law.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Stock, Warrants or a combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between us and an escrow agent (the “Escrow Agent”) and any underwriter or agent for the offering, if any, which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of the United States or Canada or a state or province thereof and authorized to carry on business as a trustee.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of subscription receipt agreement containing the terms of the Subscription Receipts we are offering before or concurrent with the issuance of the Subscription Receipts.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the prospectus supplement describing such Subscription Receipt Agreement. We urge you to read the applicable prospectus supplement related to the particular Subscription Receipts that we sell under this prospectus, as well as the complete Subscription Receipt Agreement.

The prospectus supplement relating to any Subscription Receipts we offer will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of applicable securities exchanges relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The prospectus supplement and the Subscription Receipt Agreement for any Subscription Receipts we offer will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

●	the designation and aggregate number of Subscription Receipts offered;

●	the price at which the Subscription Receipts will be offered;

●	the currency or currencies in which the Subscription Receipts will be offered;

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●	the designation, number and terms of the Common Stock, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

●	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Stock, Warrants or a combination thereof;

●	the procedures for the issuance and delivery of Common Stock, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

●	whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Stock, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Stock by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Stock pursuant to the terms of the Subscription Receipt Agreement);

●	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

●	the terms and conditions pursuant to which the Escrow Agent will hold Common Stock, Warrants or a combination thereof pending satisfaction of the Release Conditions;

●	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

●	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

●	procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

●	any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this prospectus, the prospectus supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

●	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

●	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

●	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

●	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

●	the identity of the Escrow Agent;

●	whether the Subscription Receipts will be listed on any exchange;

●	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

●	any other terms of the Subscription Receipts.

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The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Stock, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Stock and Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Stock, Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the Common Stock or Warrants to which the holder of a Common Stock or Warrants would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Stock of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Stock to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Stock. Alternatively, such securities, evidences of indebtedness or assets may, at our option, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Stock or Warrants which, in the reasonable opinion of our board of directors, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Stock and Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as our board of directors may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this prospectus, the prospectus supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Stock and Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Stock and Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

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Global Securities

We may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. The applicable prospectus supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable prospectus supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

We may amend the Subscription Receipt Agreement, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Subscription Receipts.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other securities described in this prospectus or any prospectus supplement in any combination. Each Unit will be issued so that the holder of the Unit is also the holder, with the rights and obligations of a holder, of each security included in the Unit. The unit agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any times before a specified date or upon the occurrence of a specified event or occurrence.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference reports that we file with the SEC, the form of unit agreement, if any, and any supplemental agreements that describe the terms of the series of Units we are offering before or concurrent with the issuance of the related series of Units.

The applicable prospectus supplement will describe:

●	the designation and the terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the Units will be issued, if any;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units; and

●	whether the Units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

General

We may offer and sell the securities on a continuous or delayed basis, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The securities offered pursuant to any prospectus supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.

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The distribution of securities may be affected, from time to time, in one or more transactions, including:

●	block transactions (which may involve crosses) and transactions on stock exchanges or any other organized market where the securities may be traded;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement or free writing prospectus;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

●	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

We may only offer and sell the securities pursuant to a prospectus supplement during the 36-month period that this prospectus, including any amendments hereto, remains effective. The prospectus supplement for any of the securities being offered thereby will set forth the terms of the offering of such securities, including the type of security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

By Underwriters

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of underwriters to purchase the securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of such securities are purchased. We may agree to pay the underwriters a fee or commission for various services relating to the offering of any securities. Any such fee or commission will be paid out of the proceeds of the offering or our general corporate funds.

By Dealers

If dealers are used, and if so specified in the applicable prospectus supplement, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Agents

The securities may also be sold through agents designated by us. Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Any such fees or commissions will be paid out of the proceeds of the offering or our general corporate funds. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the securities offered by this prospectus may be deemed underwriters under the U.S. Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the U.S. Securities Act.

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With respect to the sale of securities under this prospectus and any prospectus supplement, No Financial Industry Regulatory Authority, Inc. (“FINRA”) member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the offering of the securities.

Underwriters, dealers or agents who participate in the distribution of securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions in accordance with Regulation M under the Exchange Act that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, any Common Stock sold pursuant to a prospectus supplement will be eligible for trading as listed on TSX. Any underwriters who are qualified market makers to whom securities are sold by us for public offering and sale may make a market in the securities in accordance with Rule 103 of Regulation M, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

EXPERTS

The consolidated financial statements of Bunker Hill as of December 31, 2025 and 2024 and for each of the two years ended December 31, 2025 and 2024 included in our annual report on Form 10-K which is incorporated herein by reference, have been audited by MNP LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for Bunker Hill by Dorsey & Whitney LLP.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

The following documents have been filed by us with the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus.

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2025 and 2024 and for the fiscal years ended December 31, 2025 and 2024, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the fiscal years ended December 31, 2025 and 2024, as filed with the SEC on March 3, 2026;

(b)	our Quarterly Report on Form 10-Q for the period ended March 31, 2026, which report contains our unaudited condensed consolidated financial statements and the notes thereto as at March 31, 2026 and the three month periods ended March 31, 2026 and 2025 and the related management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2026, as filed with the SEC on May 7, 2026;

(c)	our Current Reports on Form 8-K as filed on March 9, 2026, March 11, 2026, June 15, 2026 and June 22, 2026; and

(d)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

BUNKER HILL MINING CORP.

1009 McKinley Ave

Kellogg, Idaho 83837

Tel: (604)-417-7952

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our Company and the securities offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement, of which this prospectus is a part, and the documents incorporated by reference herein, at the SEC’s Internet site. You may also access these documents at the Company’s website at https://www.bunkerhillmining.com.

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$300,000,000 Shares of Common Stock Warrants Subscription Receipts Units

PROSPECTUS

____, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$41,430
FINRA Fees	$45,500
Legal Fees and Expenses*	$30,000
Accounting Fees and Expenses*	$15,000
Printing and Engraving Expenses*	$15,000
Miscellaneous Expenses*	$1,000
Total	$147,930

*- Estimated

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, bylaw, contract, or other arrangement under which any of our controlling persons, directors or officers is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

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Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by us of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of us or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles and bylaws limit director liability and provide for indemnification to the fullest extent provided by Nevada law.

ITEM 16- EXHIBITS

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

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ITEM 17- UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kellogg, State of Idaho, on June 24, 2026.

Bunker Hill Mining Corp.

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	Chief Executive Officer, Principal Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Bradley Barnett and Edward Shaoul, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of June 24, 2026, by the following persons in the capacities indicated below.

Date:	June 24, 2026	By:	/s/ Sam Ash
		Name:	Sam Ash
		Title:	Chief Executive Officer, Principal Executive Officer and Director

Date:	June 24, 2026	By:	/s/ Bradley Barnett
		Name:	Bradley Barnett
		Title:	Interim Chief Financial Officer and Corporate Secretary

Date:	June 24, 2026	By:	/s/ Richard Williams
		Name:	Richard Williams
		Title:	Executive Chairman and Director

Date:	June 24, 2026	By:	/s/ Mark Cruise
		Name:	Mark Cruise
		Title:	Director

Date:	June 24, 2026	By:	/s/ Kelli Kast
		Name:	Kelli Kast
		Title:	Director

Date:	June 24, 2026	By:	/s/ Pamela Saxton
		Name:	Pamela Saxton
		Title:	Director

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EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Second Amended and Restated Articles of Incorporation of Bunker Hill Mining Corp., effective as of June 5, 2025 (incorporated by reference to Exhibit 3.1 to the Form S-1/A filed on August 5, 2025)
3.1.1	Certificate of Amendment, effective as of December 11, 2025 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on December 12, 2025)
3.1.2	Certificate of Change, effective on March 6, 2026 (incorporated by reference to Exhibit 3.1.2 to the Form 10-K filed on March 6, 2026)
3.2	Amended and Restated Bylaws of Liberty Silver Corp., dated as of December 21, 2012 (incorporated by reference to Exhibit 3.6 to the Form 8-K filed on December 28, 2012)
4.2*	Form of Warrant Agreement and Warrant Certificate
4.3*	Form of Subscription Receipt Agreement
4.4*	Form of Unit Agreement
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of MNP LLP
23.2	Consent of Resource Development Associates Inc.
23.3	Consent of Robert H. Todd
23.4	Consent of Peter Kondos
23.5	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (filed with signature page hereto)
107	Filing Fee Table

* To be filed as an exhibit to a current report on Form 8-K and incorporated by reference herein in connection with a specific offering of securities.

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